Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED

EXECUTIVE SEVERANCE AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT (this “Amendment”) is made as of this 23rd day of August, 2011 (the “Effective Date”) by and between Navarre Corporation, a Minnesota corporation (the “Company”) and J. Reid Porter, a resident of the State of Minnesota (the “Executive”).

WHEREAS, Company and Executive previously entered into that certain Amended and Restated Executive Severance Agreement dated March 20, 2008, as previously amended on August 10, 2010 (the “Executive Agreement”); and

WHEREAS, In recognition of the Executive’s appointment to the position of Interim Chief Executive Officer, Interim President and Chief Financial Officer of the Company on April 6, 2011, the Company and Executive now desire to amend the Executive Agreement pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises herein contained, the parties hereto agree as follows:

1. Term of Executive Agreement. The parties reconfirm that the term of the Agreement expires on August 10, 2012.

2. Position and Good Reason. Executive shall serve as Interim Chief Executive Officer, Interim President and Chief Financial Officer until the appointment by the Company of a new Chief Executive Officer and President. At such time, Executive shall revert to the position of Chief Operating Officer and Chief Financial Officer. Notwithstanding the foregoing, anytime during the Term of the Executive Agreement a new Chief Financial Officer may be appointed by the Company and may or may not report to Executive. Neither the reversion to the position of Chief Operating Officer nor the appointment of a replacement Chief Financial Officer shall be cause for Executive’s resignation for Good Reason.

3. Cash Compensation. In connection with Executive’s appointment, beginning April 6, 2011 and through the Term of the Executive Agreement, Executive’s minimum Base Salary shall increase to $390,000.00 and Executive’s target level bonus opportunity under the Company’s annual incentive bonus plan shall remain at 75% of Base Salary. Executive’s performance may be reviewed by the Compensation Committee to determine merit increases to the Base Salary as the Compensation Committee deems appropriate and in accordance with its customary procedures and practices applicable to other executives. Such increases, once granted, are not subject to revocation except pursuant to a program of salary reductions applicable to the Company’s executive officers generally.

4. Equity Compensation. In connection with Executive’s promotion, the Compensation Committee has approved the following actions with respect to equity compensation:

(i) A grant of 75,000 time-vested restricted stock units under the Company’s 2004 Amended and Restated Stock Plan (the “Stock Plan”) effective August 23, 2011. Conditioned upon employment by the Company on the applicable vesting date and subject to accelerated vesting upon the occurrence of a Severance Event (as defined in the Executive Agreement), the restricted stock units shall vest in full on April 6, 2012, provided, that, if a new Chief Executive Officer is appointed prior to April 6, 2012, one-half of the restricted stock units shall vest earlier on the date of appointment of the new Chief Executive Officer. The restricted stock units are subject to all other terms and provisions of the Stock Plan and the form of Restricted Stock Unit Award Agreement approved by the Compensation Committee.

(ii) An amendment to the nonqualified stock option award granted on November 12, 2007, covering 15,000 shares of the Company’s Common Stock at an exercise price of $2.41, to extend the expiration date for a period of three years following a termination of employment by Executive on or after August 10, 2012, or upon the occurrence of a Severance Event (as defined in the Executive Agreement) prior to August 10, 2012 or thereafter.

(iii) An amendment to the nonqualified stock option award granted on November 3, 2009, covering 52,500 shares of the Company’s Common Stock at an exercise price of $2.08, to amend the vesting schedule so that the third installment vests on the earlier of November 3, 2012 or the date of termination of employment by Executive on or after August 10, 2012, or upon the occurrence of a Severance Event (as defined in the Executive Agreement) prior to August 10, 2012 or thereafter, and to extend the expiration date for a period of three years following a termination of employment by Executive on or after August 10, 2012, or upon the occurrence of a Severance Event (as defined in the Executive Agreement) prior to August 10, 2012 or thereafter.

(iv) An amendment to the Restricted Stock Unit Award granted on November 3, 2009 covering 26,250 shares of the Company’s Common Stock to amend the vesting schedule so that the third installment vests on the earlier of November 3, 2012 or the date of termination of employment by Executive on or after August 10, 2012, or upon the occurrence of a Severance Event (as defined in the Executive Agreement) prior to August 10, 2012 or thereafter.

5. Additional Benefits. In connection with Executive’s appointment, the Compensation Committee has approved the following additional benefits for Executive. Upon termination of Executive’s employment by Executive on or after August 10, 2012, or upon the occurrence of a Severance Event (as defined in the Executive Agreement) prior to August 10, 2012 or thereafter, the Company shall provide Executive and Executive’s spouse with continued coverage under the Company’s group medical and dental plans until the age of 65. The Company will discontinue such coverage before such time, if, and at such time as, Executive and/or Executive’s spouse is covered under the medical or dental policy of a new employer. Executive acknowledges and agrees that the Company may modify its group insurance plans or terminate the group insurance plans at any time, but only in a manner that would apply to all of the Company’s senior executives.

6. The parties hereto hereby acknowledge and agree that except as expressly amended hereby, the Executive Agreement remains in full force and effect in accordance with its terms, and that this Amendment, together with the Executive Agreement, reflect the entire agreement of the parties hereto.

7. This Amendment may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

NAVARRE CORPORATION¸		EXECUTIVE

By:	/s/ Margot McManus	/s/ J. Reid Porter
	Margot McManus	J. Reid Porter
Its:	Vice President of Human Resources

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